UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) March 31, 2003

                            Beacon Power Corporation
               [Exact name of registrant as specified in charter]

         Delaware                  001-16171                04-3372365
  (State of incorporation   (Commission File Number)      (IRS Employer
      or organization)                                   Identification No.)

             234 Ballardvale St., Wilmington MA           01887-1032
          (Address of principal executive offices)        (Zip code)

       Registrant's telephone number, including area code (978) 694-9121

                                      None
          (Former name or former address, if changed since last report)

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c ) Exhibits

               99.1 Press Release dated March 31, 2003



     Item 12. Results of Operations and Financial Condition.

          The registrant issued a press release on March 31, 2003, which is made exhibit 99.1 hereto.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            BEACON POWER CORPORATION

Dated: April 9, 2003            By:      /s/ James Spiezio
                                        ----------------------------------------
                                         Chief Financial Officer

Exhibit 99.1



                                                      NEWS FOR IMMEDIATE RELEASE
                                                          Contact: James Spiezio
                                                        Beacon Power Corporation
                                                                    978-694-9121
                                                         spiezio@beaconpower.com


         BEACON POWER ANNOUNCES FOURTH-QUARTER, FISCAL YEAR 2002 RESULTS


WILMINGTON, MA - March 31, 2003--Beacon Power Corporation (Nasdaq: BCON), today announced its financial results for the fourth quarter and fiscal year ended December 31, 2002. Beacon is a development stage company that designs, develops, configures and offers for sale, power systems that provide highly reliable, high-quality, environmentally friendly, uninterruptible electric power.

For the fourth quarter of 2002, Beacon Power reported a net loss of $2.1 million, or ($0.05) per share, compared with a net loss in the fourth quarter of 2001 of $6.5 million, or ($0.15) per share.

During the fourth quarter of 2002, Beacon Power invested $0.9 million in R&D, $1.1 million in SG&A and depreciation of $0.2 million. At December 31, 2002, the company had $18.2 million in cash and cash equivalents. The company's working capital was $17.2 million.

For the fiscal year ended December 31, 2002, Beacon Power reported a net loss of $20.8 million, or ($0.49) per share, compared with a net loss in 2001 of $26.1 million, or ($0.61) per share. Part of this loss for 2002 includes a non-cash restructuring and asset impairment charge of $6.5 million, of which $4.3 million represents impaired capital equipment and leasehold improvements, $1.9 million relates to a reserve against future lease payments and related facility costs and $0.3 million relates to severance costs.

"We have taken significant actions over the last eighteen months to reduce our cash expenditures while we have focused on analyzing markets for our products in terms of their size and growth potential, competitive advantages that our products could provide and probable penetration we could achieve" said Bill Capp, president and CEO. "We are exploring a number of markets and I am particularly excited about the potential for our next generation high-energy 25kWh product currently being developed which I believe is well suited for renewable energy uses in both photovoltaic and wind turbine applications.

To strengthen our entry into these markets we have purchased the intellectual property assets of Advanced Energy Systems, Inc. (AES), a supplier of inverter electronics. To explore strategic opportunities we also have committed to an investment in Evergreen Solar, Inc.

We believe that we will be able to provide increased reliability and performance in both the photovoltaic and wind turbine markets. We believe that these markets will make purchase decisions with a greater emphasis on life-cycle costs, which will allow us to be competitive with battery-based systems. In addition, we believe that our environmentally friendly products are ideal to introduce to these markets."


About Beacon Power Corporation

Beacon Power Corporation is a development-stage company which designs, develops, configures, and offers for sale power systems that provide highly reliable, high-quality, uninterruptible electric power. It is best known for its environmentally friendly, flywheel-based systems (employing a flywheel made from proprietary composite materials) that can store and deliver energy in a variety of configurations. Such products have longer life, reduced maintenance, quicker recharging, remote monitoring and other advantages over competing solutions. It now also offers inverter electronics products for sale.


For more information, please contact James Spiezio, Chief Financial Officer at Beacon Power Corporation, tel. 978.694.9121; fax 978.694.9127; email spiezio@beaconpower.com,or send mail to 234 Ballardvale Street, Wilmington, MA 01887. Visit Beacon Power on the Internet at www.beaconpower.com.


Safe Harbor  Statements under the Private  Securities  Litigation  Reform Act of
1995:

Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; no commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries;
significant   technological   challenges  to   successfully   complete   product
development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the recent volatility in the stock price of companies operating in the same sector; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.

                            Beacon Power Corporation
                      Consolidated Statement of Operations


                            Qtr-end      Qtr-end     Year-to-date  Year-to-date
                          December 31, December 31,  December 31,  December 31,
                              2002         2001          2002          2001
                          ------------ ------------ ------------- -------------

Revenue                    $        -   $        -   $         -   $         -
Cost of goods sold                  -            -             -             -
                          ------------ ------------ ------------- -------------
Gross profit                        -            -             -             -

Operating expenses:
 Selling, general and
  administration            1,076,335    2,751,264     5,636,903     8,939,589
 Research and
  development                 935,012    3,491,026     7,129,880    17,627,714
 Depreciation
  and amortization            169,146      420,181     1,644,230     1,323,958
 Restructuring
  charges                           -            -     2,159,280             -
 Loss on impairment
 of assets                          -            -     4,297,128             -
                          ------------ ------------ ------------- -------------
   Total operating
    expenses                2,180,493    6,662,471    20,867,421    27,891,261
                          ------------ ------------ ------------- -------------

Loss from operations       (2,180,493)  (6,662,471)  (20,867,421)  (27,891,261)

Other income, net              79,478      206,733        28,169     1,745,593
                          ------------ ------------ ------------- -------------
Loss to common
 shareholders             $(2,101,015) $(6,455,738) $(20,839,252) $(26,145,668)
                          ============ ============ ============= =============
Loss per share, basic
 and fully diluted        $     (0.05) $     (0.15) $      (0.49) $      (0.61)
                          ============ ============ ============= =============
Average shares outstanding,
 basic and fully diluted   42,811,667   42,760,695    42,797,072    42,550,502
                          ============ ============ ============= =============

                     Beacon Power Corporation and Subsidiary
                           Consolidated Balance Sheets


                                                    December 31,
                                                  2002        2001
                                             -------------------------
Assets
Current assets:
 Cash and cash equivalents                    $18,221,766 $34,601,585
 Prepaid expenses and other current assets      1,775,455   1,131,065
 Assets held for sale                              53,715           -
                                             -------------------------

    Total current assets                       20,050,936  35,732,650

Property and equipment, net                       562,929   6,188,507
Other assets                                      291,901     209,796
                                             -------------------------

Total assets                                  $20,905,766 $42,130,953
                                             =========================

Liabilites and Stockholders' Equity
Current liabilities:
 Accounts payable                                 $77,326    $911,465
 Accrued compensation and benefits                226,623     721,130
 Due to related party                                   -      35,532
 Other accrued expenses                           576,881     941,100
 Restructuring reserve                          1,749,738           -
 Current portion of capital lease obligations     200,041     335,145
                                             -------------------------

    Total current liabilities                   2,830,609   2,944,372

Capital lease obligations, net of current
 portion                                                -     205,352

Stockholders' equity:
 Common stock, $.01 par value                     428,129     427,709
 Deferred stock compensation                      (18,413)   (211,564)
 Additional paid-in capital                   132,750,525 132,911,256
 Accumulated deficit                         (114,985,424)(94,146,172)
 Treasury stock, at cost                          (99,660)          -
                                             -------------------------

    Total stockholders' equity                 18,075,157  38,981,229
                                             -------------------------

Total liabilities and stockholders' equity    $20,905,766 $42,130,953
                                             =========================
